Exhibit 4.12.7



                       AMENDMENT NO. 5 TO PROMISSORY NOTE


          This AMENDMENT NO. 5 TO PROMISSORY NOTE, dated as of December 21, 2001 (the "Amendment"), amends in certain respects the Promissory Note dated as of February 27, 1998 (as amended through the date hereof and as further amended, amended and restated, supplemented or otherwise modified from time to time, the "Promissory Note"), made by Foamex Car pet Cushion, Inc. ("New GFI" or the "Promissor"), in favor of Foam Funding LLC (f/k/a Trace Foam LLC, the "Promisee").


                              W I T N E S S E T H:

          WHEREAS, the Promissor (which has executed this Amendment) has requested the Promisee to amend the Promissory Note as set forth herein. The Promisee has agreed to amend the Promissory Note to accommodate the request of the Promissor contained herein, subject to the terms set forth herein.

          NOW, THEREFORE, in consideration of the above recitals, the Promissor and the Promisee agree as follows:

     SECTION 1. Defined Terms. Terms defined in the Promissory Note and not otherwise defined herein have the meanings given such terms in the Promissory Note.

     SECTION 2. Amendments to the Promissory Note. The Promissory Note is hereby amended as follows:

          2.1.1 New Definitions.  The following  definitions are hereby inserted
          in  Section  1.01  of  the  Promissory   Note  in  their   appropriate
          alphabetical place:

               "Amendment No. 5 Effective Date" has the meaning given to the term "Amendment Effective Date" in the Amendment No. 5 to Promissory Note, dated as of December __, 2001, between New GFI and the Holder.

               "Transformation Plan" means certain restructuring and other related transactions described in a summary entitled "Transformation to Foamex Vision 2005," made available to the Holder on or about December 18, 2001.

          2.1.2 Amendment to the definition of EBDAIT. The definition of EBDAIT is hereby amended by (a) deleting the semicolon at the end of clause
          (a)(iv) thereof, (b) adding the underlined word "plus" at the end of clause (a)(iv) thereof, (c) adding a new clause (v) to read as follows: "(v) any cash charges incurred in connection with the Transformation Plan in an aggregate amount not to exceed $1,700,000 and (d) adding a semicolon at the end of the new clause (v) thereof.



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          2.1.3  Amendment to the definition of Excess Cash Flow. The definition of "Excess Cash Flow" is hereby amended by adding the following proviso to the end thereof:

               "provided, further, however, (i) there shall be excluded from the calculation of the increase or decrease in Working Capital for purposes of clauses (a)(iv) and (b)(v) above the "costs, expenses and other charges incurred in connection with the Transformation Plan to the extent such items would otherwise constitute current liabilities and (ii) the computation of Excess Cash Flow shall be reduced by an amount (but to not less than $0) equal to any cash charges and debt issuance costs paid in connection with the Transformation Plan during such period".

          2.1.4 Amendment to the definition of Fixed Charges. The definition of Fixed Charges is hereby amended by inserting at the end of clause (b) thereof, a new clause to read as follows: "provided, however, if a scheduled payment of principal is required to be made in a subsequent period because the scheduled principal payment date is a non-Business Day in the current period, such scheduled payment shall be included in the current period as if such payment were made in the current period".

          2.1.5 Amendment to the definition of Net Worth. The definition of Net Worth is hereby amended by amending and restating the last sentence to the end thereof, and adding a new clause to such sentence to read as follows: "Any calculation of Net Worth under this Note (i) after the Effective Date shall not be modified, adjusted, or recalculated in accordance with Statement of Financial Accounting Standards No. 130, such as for currency translations and minimum pension adjustments, and
          (ii) shall exclude from the calculation thereof any charges incurred in connection with the Transformation Plan in an aggregate amount not to exceed $4,500,000.

          2.1.6 Amendment to Section 8.02 of the Promissory Note. Section 8.02 of the Promissory Note is hereby amended by (a) deleting the word "and" at the end of clause (iii) thereof, (b) adding the word "and" at the end of clause (iv) thereof and (c) adding a new clause (v) to read as follows: "(v) leases, subleases, sales or other dispositions of Property resulting from the Transformation Plan."

          2.1.7 Amendment to Section 8.08 of the Promissory Note. Section 8.08 of the Promissory Note is hereby amended by (a) deleting the word "and" at the end of clause (v) thereof and replacing it with ";", (b) adding the word "and" at the end of clause (vi) thereof and (c) adding a new clause (vii) to read as follows: "(vii) the sublease by New GFI to Foamex of real properties leased by New GFI located in Morrisville, Pennsylvania and Pico Rivera, California."

          2.1.8 Amendment to Section 9.03 of the Promissory Note. Section 9.03 of the Promissory Note is amended by deleting the entries therein for the fourth fiscal quarter of 2001 through the fourth fiscal

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          quarter of 2002 and replacing them with the following:

          "Fiscal Quarter                       Minimum Ratio
           --------------                       -------------

          Fourth fiscal quarter of 2001             0.70:1.00

          First fiscal quarter of 2002              0.70:1.00

          Second fiscal quarter of 2002             0.70:1.00

          Third fiscal quarter of 2002              0.80:1.00

          Fourth fiscal quarter of 2002             0.80:1.00

          2.1.9 Amendment to Section 9.04(b) of the Promissory Note. Section 9.04(b) of the Promissory Note is amended by (a) deleting the Maximum Ratio therein for the fourth fiscal quarter of 2001 and replacing it with a Maximum Ratio of 2.50:1:00 and (b) deleting the Maximum Ratio therein for the first fiscal quarter of 2002 and replacing it with a Maximum Ratio of 2:35:1.00.

     SECTION 3. Conditions to Effectiveness. This Amendment shall become effective on the date hereof (the "Amendment Effective Date"), provided, that the following conditions precedent have been satisfied (unless waived by the Promisee or unless the deadline for delivery has been extended by the Promisee):

          (i) Documents. The Promisee shall have received on or before the Amendment Effective Date all of the following in form and substance satisfactory to the Promisee:

               (a) this Amendment duly executed and in form and substance satisfactory to the Promisee; and

               (b) such additional documentation as Promisee may reasonably request.

          (ii) Consents. The Promissor shall have received all material consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all material consents and authorizations of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow the Promissor to lawfully and without risk of rescission, execute, deliver and perform, in all material respects, its obligations under this Amendment and the Transaction Documents to which it is, or is to be, a party and each other agreement or instrument to be executed and delivered by it pursuant thereto or in connection therewith.

          (iii) No Legal Impediments. No law, regulation, order, judgment or decree of any Governmental Authority shall, and the Promisee shall not have received any notice that litigation is pending or threatened which is likely to, impose or result in the imposition of a Material Adverse Effect.

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          (iv) No Change in Condition.  No change in the condition (financial or
     otherwise),  business,  performance,   properties,  assets,  operations  or
     prospects of the Promissor or any of its Subsidiaries and its subsidiaries shall have occurred since December 31, 1998, which change, in the judgment of the Promisee, will have or is reasonably likely to have a Material Adverse Effect.

          (v) No Default. After giving effect to this Amendment, no Event of Default or Potential Event of Default shall have occurred.

          (vi) Representations and Warranties. All of the representations and warranties contained in Section 5.01 of the Promissory Note and in any of the other Transaction Documents shall be true and correct in all material respects on and as of the Amendment Effective Date.

     SECTION 4. Representations and Warranties. The Promissor hereby represents and warrants to the Promisee that (i) the execution, delivery and performance of this Amendment by the Promissor are within the Promissor's corporate powers and have been duly authorized by all necessary corporate action, and (ii) this Amendment constitutes the legal, valid and binding obligation of the Promissor, enforceable against the Promissor, in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or limiting creditors' rights generally or by equitable principles generally.

     SECTION 5. Reference to and Effect on the Transaction Documents.

     5.1 Upon the effectiveness of this Amendment, on and after the date hereof each reference in the Promissory Note to "this Note", "hereunder", "hereof", "herein" or words of like import, and each reference in the other Transaction Documents to the Promissory Note, shall mean and be a reference to the Promissory Note as amended hereby.

     5.2 Except as specifically amended above, all of the terms of the Promissory Note and all other Transaction Documents shall remain unchanged and in full force and effect.

     5.3 The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Promisee under the Promissory Note or any of the Transaction Documents, nor constitute a waiver of any provision of the Promissory Note or any of the Transaction Documents.

     5.4 As of the Amendment Effective Date of, and after giving effect to, this Amendment, the Promissor is in compliance in all material respects with all applicable terms, conditions and covenants of the Promissory Note and other Transaction Documents.

     SECTION 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

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     SECTION 7. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE
CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO NEW YORK CONFLICT OF LAWS PRINCIPLES).

     SECTION 8. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment or be given any substantive effect.

     SECTION 9. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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     IN WITNESS  WHEREOF,  this  Amendment has been duly executed as of the date first above written.




                                       FOAMEX CARPET CUSHION, INC.



                                       By /s/  G.L. Karpinski
                                          ----------------------------------
                                       Name: George L. Karpinski
                                       Title: Vice President



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                                       FOAM FUNDING LLC


                                       By: /s/ Philip N. Smith Jr.
                                           ----------------------------------
                                           Name: Philip N. Smith Jr.
                                           Title: Vice President







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                                       CITICORP USA, INC., as Collateral Agent




                                       By /s/ James R. Williams
                                          ----------------------------------
                                          Name: James R. Williams
                                          Title: Vice President







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